July 30, 2002

Nicholas Landekic
1215 Wendover Road
Bryn Mawr, PA 19010

PolyMedix, Inc.
Board of Directors
Frank Slattery, Jr.	Michael Lewis
5 Radnor Corporate Center	438 Ground Hog College Rd.
100 Matsonford Rd., Suite 520	West Chester, PA 19382
Radnor, PA 19087

Dear Mr. Landekic:

This Letter Agreement will confirm our offer of employment with PolyMedix, Inc. (the “Company”), and will govern the terms and conditions of your employment with the Company.

1.
Commencement Date; Term. Our offer of employment will remain open until September 1, 2002 and may be accepted by your counter-signature on, and delivery to the Company of, this Letter Agreement prior to such date. We would expect your employment with the Company to commence upon your acceptance of this offer (“Commencement Date”) and continue unless terminated pursuant to paragraph 9 below.

2.
Position; Duties. You will be employed by the Company as its Chief Executive Officer. You will report to the Board of Directors of the Company (the “Board”), and shall perform such duties as are consistent with your position as Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. In addition to your role as Chief Executive Officer, you will also have the title and position of President, and perform such duties as are consistent with the position of President. Upon your acceptance of this offer, the Company shall promptly elect a Board of Directors of 3 persons: Frank Slattery, Michael Lewis, and you.

3.
Restricted Stock Grant. You will be granted an incentive restricted stock grant for shares equal to 7.5% of the outstanding shares of the company. These shares shall vest in a “reverse clawback” manner in sixteen equal installments the last day of each succeeding quarter of each calendar year over a four year period following their grant. The number of shares granted to you will be adjusted so as to equal 7.5% of the outstanding shares of the company after concluding a Series B financing.

4.
Compensation. During each year of your employment, you shall receive a base salary of not less than $250,000 per annum, plus Stock Options or Stock in an amount to be determined by the Board of Directors. Such Stock Options or Stock shall vest in sixteen equal installments the last day of each succeeding quarter of each calendar year over a four year period following their grant. You will have an opportunity to earn additional compensation depending upon achievement of performance goals as established by the Compensation Committee. You agree to defer the cash portion of this salary until the Company raises a total of $2 million in financing, at which time it will be paid to you in arrears either in cash or stock (at the valuation of the Series A financing), or a combination thereof, at your option. At that time the Board of Directors will approve a mutually agreeable compensation package for you consisting of base cash pay, a cash bonus based on reasonable objectives to be mutually determined by you and the Board, the opportunity to receive additional stock options or stock, and any other consideration as may be provided. Assuming acceptable performance on your part, this compensation package is intended to achieve a target of approximately the 50th percentile when measured against the appropriate Radford Survey index by the time that a total of $10 million in financing has been raised by the Company.

5.
Terms of Stock Options and Restricted Stock; Performance Condition. Each stock option to be granted pursuant to paragraph 4 (i) will have an exercise price per Share (a) if public, equal to the average of the high and low sales prices on the trading day immediately preceding the date of grant of the option; (b) and if private, equal to the price of stock options as will be determined by the Board of Directors, (ii) will expire upon the earliest of (a) the tenth anniversary of the date of grant, (b) as to unvested options (determined after taking into account those that become vested pursuant to Paragraph 9 below) immediately upon your termination of employment for any reason, provided that if such termination is for “cause” (as defined below), vested options shall terminate immediately upon such termination of employment, and (iii) for tax purposes, will be non-qualified. Shares of restricted stock granted pursuant to paragraphs 3, and 4 that have not vested will be nontransferable and upon termination of your employment for any reason (subject to the provisions of paragraph 9 below), will be forfeited back to the Company for no consideration. Once vested, the Shares will not be forfeitable, and may be transferred subject to applicable securities laws.

6.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to senior executives of the Company.

7.
Termination. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid, and to any deferred salary. In addition, if the Company terminates your employment other than for “cause” or other than by reason of your “disability”, or you resign for “good reason”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options and restricted stock awards previously granted to you, (ii) a cash payment equal to the minimum cash amount you have deferred, as well as any cash payments you would have received had you remained employed for a further two years, but in any event, not less than $250,000 per annum and in any event not less than two years worth of cash compensation. You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by you without “good reason”, or (iv) by the Company for “cause”, you will not be entitled to such payments, vesting and/or grants. For purposes of this paragraph 8, the following terms shall have the meanings set forth below:

“Cause” means a finding by the Board that (i) you have committed an act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement, which breach has not been cured within 10 days after you have received written notice of such breach; (iii) you fail, refuse or neglect (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within 10 days after you have received written notice thereof; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), applicable to the Company or its affiliates or any material general policy of the Company or its affiliates communicated in writing to you, which violation has not been cured within 10 days after you have received written notice thereof; (v) you are convicted of a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or that constitutes a felony.

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

“Good Reason” means (i) a material breach by the Company of its obligations under this Letter Agreement which breach has not been cured within 10 days after you have provided the Company with written notice of such breach, or (ii) a diminution of your title, status, responsibility or authority, not agreed to by you, which remains uncured after notice from you and ten (10) days opportunity to cure.

8.
Confidential Information. You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

9.
Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.
Indemnification. The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, and debts, including legal fees, arising from and in connection with your employment by the Company and in the performance of your duties for the Company to the maximum extent permitted under the laws of the state of the company’s incorporation.

11.
Key Man insurance. While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

12.
Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

13.
Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

14.
Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person.

16.
Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association., JAMS/ENDISPUTE, or any other similar association mutually agreed to by the Company and you. Any such arbitration shall be held in Philadelphia. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees.

17.	Survival. Notwithstanding anything contained herein to the contrary, the provisions of paragraph 10, 11, 12 and 18 shall survive termination of your employment with the Company and its affiliates.

18.
Entire Agreement; No Conflicts. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

19.
Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

20.	Change in Control. In the event of change of management or change in control, all your stock options and stock shall immediately and fully vest.

Change of Management/Change of Control shall mean each and every issue, sale or other disposition of voting equity securities of the Company that results in any person or group of persons acting in concert (other than any of the current directors, or members of their families, trusts, corporations or legal entities controlled directly or indirectly by the current directors of the Board of Directors), beneficially owning or controlling, directly or indirectly, more than fifty percent (50%) (by number of votes) of the voting equity securities of the Company.

21.	Sale of Shares. You shall have the right to sell any of your shares, to the Company or its successor, at Book Value as of the end of the quarter immediately preceding your sale of shares.

*     *     *    *

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Sincerely yours,

POLYMEDIX INC.

By:

By:

Board of Directors

AGREED TO AND ACCEPTED BY:

Date: 8/6/02

Nicholas Landekic